SCHEDULE 14C INFORMATION
(RULE 14C-101)

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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USA THERAPY, INC.
(Name of Registrant As Specified In Charter)

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USA THERAPY, INC.
Xiangdong Road, Shangsong Village, Baoji City, Fufeng County
Shaanxi Province, the People’s Republic of China 722205
Telephone: 86-917-5471054
Facsimile: 86- 917-5471061

INFORMATION STATEMENT

[  ], 2010

GENERAL

This Information Statement is being distributed on or about [  ], 2010 to the holders of record on September 27, 2010 (the “Record Date”) of the common stock, par value $.001 per share (“Common Stock”), of USA Therapy, Inc., a Nevada corporation (the “Company”), pursuant to Rule 14c-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Information Statement advises shareholders of actions taken and approved on September 20, 2010 by Yongming Feng, Xiting Yang and Michael Segal, who comprise the Board of Directors, and ratified on September 20, 2010 by the holders of a majority of the Company’s outstanding shares of Common Stock (the “Majority Shareholders”), to change the name of the Company to China Printing & Packaging, Inc. (the “Name Change”).

The Name Change will become effective on a date that is at least 20 days after the mailing of this Information Statement to stockholders. The Company anticipates that the actions contemplated herein will be effected on or about the close of business on [  ], 2010.

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF SHAREHOLDERS AND NO SHAREHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER WHICH WILL BE DESCRIBED HEREIN. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

INTRODUCTION

Reverse Merger

On August 6, 2010, the Company consummated a reverse acquisition pursuant to a Share Exchange Agreement  (the “Share Exchange Agreement”) entered into by and among the Company, Kathy Kestler, Todd Bauman (Ms. Kestler and Mr. Bauman, together, the “Company Shareholders”), Asia Packaging & Printing, Inc., a Maryland corporation (“APPI”), the Shareholders of APPI (the “APPI Shareholders”), Baoji Jinqiu Printing & Packaging Co., Ltd. (“Baoji (JV)”), and Fufeng Jinqiu Printing & Packaging Co., Ltd. ("Jinqiu").

The close of the reverse acquisition (the "Closing") took place on August 6, 2010 (the “Closing Date”). On the Closing Date, pursuant to the terms of the Share Exchange Agreement, we acquired all of the outstanding capital stock and ownership interests of APPI (the “Interests”) from the APPI Shareholders. In exchange for the Interests, we issued to the APPI Shareholders an aggregate of 20,000,000 shares of our common stock. In conjunction with the agreement, Kathy Kestler and Todd Bauman agreed to cancel an aggregate of 20,000,000 shares of our common stock. As of the Closing Date, we had 20,401,000 shares issued and outstanding.

Since April 22, 2010, APPI, through Baoji (JV), has been the indirect holding company for Jinqiu, a cardboard packaging manufacturer and marketer in the People's Republic of China (the "PRC" or "China").

APPI was incorporated in Maryland on August 21, 2009.  Baoji (JV), an entity that is controlled by APPI, is a “joint venture” enterprise incorporated in the PRC on April 1, 2010.

Jinqiu, our operating entity, was incorporated in the PRC on August 19, 2003 and is in the business of manufacturing, marketing and sales of containerboard boxes and cartons in the PRC.

On April 22, 2010, Entrustment Management Agreements were entered into between APPI and Baoji (JV) and between Baoji (JV) and Jinqiu, pursuant to which APPI exercises control over the operations and business of Jinqiu through Baoji (JV) and receives all net profits and assumes all operational losses of Jinqiu through Baoji (JV).

Change in Control

Pursuant to the Share Exchange Agreement, we acquired 100% of the capital stock and ownership interests of APPI from the APPI Shareholders in exchange for 20,000,000 newly issued shares of the Company’s common stock.  In conjunction with the agreement, Kathy Kestler and Todd Bauman, the controlling shareholders and outgoing directors and officers, agreed to cancel an aggregate of 20,000,000 shares of the Company’s common stock.

In connection with the consummation of the Share Exchange Agreement, Kathy Kestler resigned from her positions as our President and Treasurer, Todd Bauman resigned from his position as Secretary, and Yongming Feng and Jinrong Shi were appointed as Chief Executive Officer and Chief Financial Officer, respectively. Yongming Feng and Xiting Yang were also appointed directors of the Company. Additionally, in connection with the consummation of the Share Exchange Agreement, effective August 20, 2010, Kathy Kestler and Todd Bauman resigned as directors of the Company, and Michael Segal was appointed a new director of the Company. As of the date of this report, the board is comprised of three directors, Yongming Feng, Xiting Yang, and Michael Segal.

Corporate Structure

As a result of the consummation of the Share Exchange Agreement, as of August 6, 2010:

•	APPI became our wholly-owned subsidiary;
•	In exchange for all of their shares of APPI stock, the APPI Shareholders received 20,000,000 newly issued shares of our common stock;
•
Immediately following the closing of the reverse acquisition, the 20,000,000 shares of the Company’s common stock issued to the APPI Shareholders represent 98% of our issued and outstanding shares on a fully diluted basis; and

•	Our primary operations became the operations of Jinqiu.

The organization and ownership structure of the Company subsequent to the consummation of the reverse acquisition as summarized in the paragraphs above is as follows:

THE NAME CHANGE

The Company believes that, in light of the Company’s acquisition of Jinqiu, its operating entity, which is engaged in the business of manufacturing, marketing and sales of containerboard boxes and cartons, the name change of the Company from “USA Therapy, Inc.” to “China Printing & Packaging, Inc.” (the “Name Change”) would be in the best interests of the Company because it would more accurately describe the Company’s business.

The Board of Directors approved, and the holders of 10,690,184 shares of our Common Stock (approximately 52.4%), representing a majority in interest in the Company’s outstanding Common Stock (the “Majority Shareholder”), ratified, an amendment to the Company’s Articles of Incorporation to change the Company’s name from “USA Therapy, Inc.” to “China Printing & Packaging, Inc.”

The Name change will become effective on a date that is at least 20 days after the mailing of this Information Statement to stockholders. The Company anticipates that the actions contemplated herein will be effected on or about the close of business on [  ], 2010.

Authorization by the Directors and the Majority Shareholders

Under Section 78.315(2) of the Nevada Revised Statutes and the Company’s Articles of Incorporation, any action required or permitted to be taken at a meeting of the board of directors or of a committee thereof may be taken without a meeting if, before or after the action, a written consent thereto is signed by all the members of the board or of the committee. Further, under Section 78.320 of the Nevada Revised Statutes and the Company’s Articles of Incorporation, any action that can be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote if the holders of outstanding stock having not less than the minimum number of votes that will be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted consent to such action in writing. Under Chapter 78 of the Nevada Revised Statutes and the Company’s Articles of Incorporation, as amended, the approval of the abovementioned Name Change requires the affirmative vote or written consent of a majority of the issued and outstanding shares of Common Stock. Each share is entitled to one vote per share on any matter which may properly come before the shareholders.

On September 20, 2010, the board of directors unanimously authorized the Name Change by Written Consent of the Board of Directors.

On September 20, 2010, the Majority Shareholders of the Company and holders of 52.4% of the total outstanding Common Stock and 10,690,184 votes ratified the Board of Directors’ Written Consent and further authorized the Name Change by Written Consent of the Majority Shareholders. As of the close of business of the Record Date, the Company had outstanding [   ] shares of Common Stock carrying a total of [  ] votes.

Accordingly, the Company has obtained all necessary corporate approvals in connection with the Name Change and is furnishing this Information Statement solely for the purpose of informing shareholders of the Name Change, in the manner required under the Exchange Act.

Effective Date

The Name Change will become effective on a date that is at least 20 days after the mailing of this Information Statement to stockholders. The Company anticipates that the actions contemplated herein will be effected on or about the close of business on [  ], 2010.

This Information Statement will serve as written notice to stockholders pursuant to the Nevada Revised Statutes.

Reasons for the Name Change

The Company believes that, in light of the Company’s acquisition of Jinqiu, its operating entity, which is engaged in the business of manufacturing paperboard boxes and cartons for various uses, the name change of the Company from “USA Therapy, Inc.” to “China Printing & Packaging, Inc.” (the “Name Change”) would be in the best interests of the Company because it would more accurately describe the Company’s business.

Outstanding Shares and Voting Rights

As of the Record Date, the Company's authorized capitalization consisted of 75,000,000 shares of Common Stock, of which [  ] shares were issued and outstanding.  Holders of Common Stock of the Company have no preemptive rights to acquire or subscribe to any of the additional shares of Common Stock.

Each share of Common Stock entitles its holder to one vote on each matter submitted to the stockholders.

Distribution and Costs

The Company will pay the cost of preparing, printing and distributing this Information Statement. Only one Information Statement will be delivered to multiple shareholders sharing an address, unless contrary instructions are received from one or more of such shareholders. Upon receipt of a written request at the address noted above, the Company will deliver a single copy of this Information Statement and future shareholder communication documents to any shareholders sharing an address to which multiple copies are now delivered.

Absence of Dissenters’ Rights of Appraisal

Neither the adoption by the Board of Directors, nor the approval by the Majority Shareholders, of the Name Change provides shareholders any right to dissent and obtain appraisal of or payment for such shareholder’s shares under Section 78 of the Revised Nevada Statutes, the Articles of Incorporation or the Bylaws.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our voting securities by (i) any person or group owning more than 5% of any class of voting securities, (ii) each director, (iii) our Chief Executive Officer, President and Chief Financial Officer, and (iv) all executive officers and directors as a group as of September 17, 2010.

Title of Class	Name, Title and Address of Beneficial Owner of Shares (1)	Amount of Beneficial Ownership	Percentage of Class (2)
Owners of More Than 5% of Class
Common	Jinhao Zhang Rm 231, Tian Yuan Ju, Wei’er Rd., Yangling District, Xianyang, Shaanxi Province, China	2,100,800	10.30%
Officers and Directors
Common	Yongming Feng Chairman, President, and Chief Executive Officer	2,941,120	14.42%
Common	Jinrong Shi Chief Financial Officer	0	--
Common	Xiting Yang Director No.1 Street 1, Zu 5, West Village, Da Zhai County, Yangling District, Xianyang, Shaanxi Province, China	1,402,390	6.87%
Common	Michael Segal Director 11 East 86th Street, Suite 19B New York, NY 10028	282,800	1.39%
	All officers and directors as a group (4 persons)	5,324,720	26.10%

*Less than 1% of the Company’s issued and outstanding common stock.

(1)
Except as otherwise indicated, the address of each beneficial owner is c/o USA Therapy, Inc., Xiangdong Road, Shangshong Village, Baoji City, Fufeng County, Shaanxi Province, the People’s Republic of  China 722205.

(2)
Applicable percentage ownership is based on an assumption of 20,401,000 shares of common stock issued and outstanding as of September 17, 2010. The number of shares beneficially owned by a person includes shares of common stock underlying options or warrants held by that person that are currently exercisable or exercisable within 60 days of September 17, 2010. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.  Shares of common stock that are currently obtainable or obtainable within 60 days of September 17, 2010 by exercise or conversion of other securities are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

WHERE YOU CAN FIND MORE INFORMATION ABOUT THE COMPANY

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials that the Company files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. Copies of these materials may also be obtained by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates.

[SIGNATURE PAGE TO FOLLOW]

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors recommended approval of the Name Change to the Majority Shareholders.

By Order of the Board of Directors
September 22, 2010

/s/ Yongming Feng
Name: Yongming Feng
Title: Chairman